EXHIBIT 12


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                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                      Six Months Ended June 30,
                                                     1998                  1997
                                                    (Dollar amounts in millions)


Fixed charges:
         Interest and debt expense                    $  188.3           $ 166.3
         One-third of rental expense                      12.5              12.3
                                                      --------          --------

Total                                                 $  200.8           $ 178.6
                                                      ========           =======

Earnings:
         Income from continuing operations            $   64.2           $  66.2
         Provision for income taxes                       39.0              40.7
         Fixed charges                                   200.8             178.6
                                                      --------           -------

         Total                                        $  304.0           $ 285.5
                                                      ========           =======


Ratio of earnings to fixed charges                        1.51              1.60
                                                          ====              ====


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